Exhibit 99.1

Hennessy Capital Investment Corp. V Announces

Cancellation of Special Meeting of Stockholders and Liquidation

Wilson, Wyoming - December 16, 2022 - Hennessy Capital Investment Corp. V (the “Company”) (Nasdaq: HCIC), announced today that it has canceled its special meeting of stockholders that was previously scheduled for 3:00 PM Eastern time on December 21, 2022, and that, due to its inability to complete an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate, effective as of the close of business on December 21, 2022, and will redeem all of the outstanding shares of Class A common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.06 (after taking into account the removal of a portion of the accrued interest in the trust account to pay taxes and $100,000 for dissolution expenses).

As of the close of business on December 21, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the securities held in the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders will receive their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after December 21, 2022.

The Company’s sponsor has agreed to waive its redemption rights with respect to its outstanding shares of Class B common stock issued prior to the Company’s initial public offering. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company believes that consummation of a suitable initial business combination is highly improbable, and because redemptions made after December 31, 2022 may potentially be subject to a 1% excise tax included as part of the Inflation Reduction Act of 2022, it is in the best interest of the Company’s stockholders to return the cash in the trust account during 2022 rather than wait for expiration in 2023.

Since the closing of the Company’s IPO, the Company’s management team has conducted a thorough search for the right target and evaluated a number of companies with the goal of completing an initial business combination that met its investment criteria. Further, the Company’s leadership has carefully evaluated the current adverse market conditions, including a limited pool of public company-ready business combination partners, the overall decline in the SPAC market, high redemption rates of SPACs, increased regulatory uncertainty around SPACs and the deterioration of the PIPE market. Considering these factors, and despite significant efforts to identify and complete an initial business combination, the Company’s management team does not believe that it will complete an initial business combination by January 20, 2023. As a result, the Company has determined that it is prudent and in the best interests of the Company and its stockholders to liquidate the Company in 2022.

The Company expects that the Nasdaq Stock Market will file a Form 25 with the United States Securities and Exchange Commission (the “Commission”) to delist the Company’s securities. The Company thereafter expects to file a Form 15 with the Commission to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About Hennessy Capital Investment Corp. V

Hennessy Capital Investment Corp. V is a special purpose acquisition company (or SPAC) which raised $345 million in its IPO in January 2021 and is listed on the Nasdaq Capital Market (Nasdaq: HCIC). The Company was founded by Daniel J. Hennessy to pursue an initial business combination, with a specific focus on businesses in the sustainable industrial technology and infrastructure industries. Since 2015, our management team has completed four business combinations with early- to late-stage sustainable industrial technology and infrastructure companies. For more information, please visit www.hennessycapitalgroup.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Nicholas A. Petruska, Chief Financial Officer

Hennessy Capital Investment Corp. V

Info@hennessycapllc.com